THE PRUDENTIAL SERIES FUND

NATURAL RESOURCES PORTFOLIO

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102-4077

IMPORTANT PROXY NEWS

SPECIAL MEETING OF SHAREHOLDERS

ADJOURNED TO SEPTEMBER 18, 2009

August 24, 2009

Dear Shareholder:

You were recently provided materials relating to a Special Meeting of Shareholders of the Natural Resources Portfolio (the “Fund”) of The Prudential Series Fund that was adjourned to September 18, 2009.  We request that you please read the proxy materials carefully and cast your vote.  Your vote is extremely important, no matter how large or small your holdings. In order for your vote to be represented, we must receive your instructions on or before Friday, September 18, 2009.

If you have any questions before you vote, please call us at 1-888-778-2888 (please note that this is an updated phone number).  We’re pleased to help you understand the Proposal and assist you in voting.

Available Information

You are being asked to approve a change to the Fund’s fundamental investment restriction relating to industry concentration (the “Proposal”). If the Proposal is approved by the Fund’s shareholders, the Fund will concentrate its investments in securities of companies in the natural resources group of industries.  Prudential Investments LLC (the “Manager”) believes that permitting the Fund to implement this change would provide the Fund with additional investment flexibility, enabling it to take full advantage of investment opportunities within the natural resources sector.

After careful review, your Fund’s Board of Trustees has approved the Proposal as detailed in the proxy statement and recommends that you vote “FOR” the proposal.

YOUR VOTE IS NEEDED IMMEDIATELY!

For your convenience, please utilize one of the easy methods below to register your vote:

To vote, you may use any of the following methods:

•    By mail.   You may return your signed proxy in its enclosed postage paid envelope.

•    By telephone. Call 1-888-221-0697 toll free. Enter your 12-digit control number from your voting instruction card. Follow the simple instructions.

Thank you for your participation.

DON’T HESITATE! PLEASE VOTE TODAY!